Release	Immediate
Date	December 20, 2006
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports 22.1% Order Growth and Record Earnings Per Share for Second Quarter FY2007

Webcast to be held Thursday, December 21, 2006, at 9:30 AM EST

Herman Miller, Inc., today announced results for its second quarter ended December 2, 2006. Strong sales growth, coupled with improved financial leverage, drove the highest quarterly earnings per share ever recorded by the company. Sales for the quarter increased 13.9% and orders increased 22.1% from the year-ago period. Operating earnings expanded to 11.8% of sales based on improvements both in gross margin and operating expenses as a percentage of sales. Net earnings were $36.6 million, or $0.56 per share, an increase of 31.2% over net earnings of $27.9 million for the same period in the prior year.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended

	12/02/06	12/03/05	Percent Change	12/02/06 (26 Weeks)	12/03/05 (27 Weeks)	Percent Change

Net Sales	$499.1	$438.2	13.9%	$948.8	$869.1	9.2%
Gross Margin %	34.1%	32.8%	18.4%	34.0%	32.9%	13.0%
Operating Expenses	111.7	99.8	11.9%	218.3	202.3	7.9%
Operating Earnings %	11.8%	10.1%	33.1%	11.0%	9.6%	25.2%
Net Earnings	36.6	27.9	31.2%	65.1	51.7	25.9%
Earnings per share - diluted	$0.56	$0.40	40.0%	$0.99	$0.74	33.8%
Orders	529.1	433.5	22.1%	1,032.3	926.4	11.4%
Backlog	323.9	267.1	21.3%	323.9	267.1	21.3%

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The company’s consolidated sales, orders, and backlog all reflected year-over-year and sequential growth. Sales for the quarter were $499.1 million, up 13.9% from the same period a year ago and up 11.0% sequentially from the previous quarter. Orders were $529.1 million for the quarter, increasing 22.1% from the prior year and 5.2% from the prior quarter. Backlog was $323.9 million, up 21.3% from the same period a year earlier and up 10.2% sequentially from the previous quarter.

“Orders were over $500 million for the second consecutive quarter,” said Beth Nickels, Chief Financial Officer. “This represents our highest level of orders in six years. Our North American orders grew 20% over the prior year, and orders outside of North America once again led the way with growth of almost 40% for the quarter.”

Gross margin as a percentage of sales improved by more than a full percentage point to 34.1% compared to 32.8% for the same quarter last year. On a sequential basis, gross margin also improved from the previous quarter’s 33.9%. Gross margin was positively affected by the leverage gained from additional volume, improvements in direct labor efficiency, and the favorable impact of the company’s prior price increases. These gains were partially offset by continued increases in raw material costs.

Operating expenses for the quarter totaled $111.7 million, or 22.4% of sales, compared to $99.8 million, or 22.8% of sales, for the same period in fiscal 2006. The increased spending was primarily driven by continued investments in research and development costs for new products, higher variable-selling costs associated with the increased revenue, incremental employee compensation, and increased benefit costs.

Nickels concluded, “Thanks to focused efforts from everyone at Herman Miller, we were able to drive operating income of 11.8% of sales for the quarter, which exceeds our 2010 goal. It’s particularly noteworthy that we’ve accomplished this while continuing to invest in our business. We invested both in new markets, including the new Convia infrastructure technology, and in new geographies, notably China.”

The company’s ending cash position was $52.7 million. Cash flow from operations for the quarter totaled $30.6 million compared to $44.2 million for the same period last year. Capital spending for the quarter was $10.2 million compared to $11.6 million for the same period last year. The company also repurchased approximately 0.9 million shares of its stock for $30.7 million at an average price of $33.77 per share during the quarter.

Looking forward, the company expects another strong quarter with third quarter fiscal 2007 sales to be in a range of $480 million to $500 million. This represents a 13% to 18% increase over the prior year. The company estimates earnings per share of $0.50 to $0.54, an increase of 52% to 64% over the prior year. This estimate includes a projected favorable earnings per share impact of $.01 related to the extension of the U.S. Research Tax Credit.

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Brian Walker, Chief Executive Officer, stated, “The key economic factors that drive the contract furniture industry continue to remain positive. Our business remained solid and we continued to implement our strategic focus on new products, new markets, and new geographies. With the strong response to our newest furniture systems, the launch of the Convia electrical infrastructure business, continued progress in our international strategy, and still more innovations in the queue, we’re on pace to achieve our objective to double our business to $2.6 billion in revenue by 2010.”

The company announced a live webcast to discuss the results of the fiscal 2007 second quarter on Thursday, December 21, 2006, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic activity in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to obtain targeted margins from new products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.74 billion in revenue during fiscal 2006. Herman Miller is widely recognized both for its innovative products and business practices. The company is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2006, Herman Miller was once again cited by Fortune magazine as the “Most Admired” company in its industry and is among Business Ethics magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ’s Global Select Market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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Financial highlights for the quarter ended December 2, 2006 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	December 2, 2006		December 3, 2005

Net Sales	$499.1	100.0%	$438.2	100.0%
Cost of Goods Sold	328.7	65.9%	294.3	67.2%

Gross Margin	170.4	34.1%	143.9	32.8%
Operating Expenses	111.7	22.4%	99.8	22.8%

Operating Earnings	58.7	11.8%	44.1	10.1%
Other Expense, net	2.8	0.6%	2.6	0.6%

Earnings before Taxes	55.9	11.2%	41.5	9.5%
Income Taxes	19.3	3.9%	13.6	3.1%

Net Earnings	$36.6	7.3%	$27.9	6.4%

Earnings Per Share - Basic	$0.57		$0.41
Weighted Average Basic Common Shares	64,570,365		68,657,795
Earnings Per Share - Diluted	$0.56		$0.40
Weighted Average Diluted Common Shares	65,559,929		69,216,505

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended

	December 2, 2006 (26 Weeks)		December 3, 2005 (27 Weeks)

Net Sales	$948.8	100.0%	$869.1	100.0%
Cost of Goods Sold	626.1	66.0%	583.4	67.1%

Gross Margin	322.7	34.0%	285.7	32.9%
Operating Expenses	218.3	23.0%	202.3	23.3%

Operating Earnings	104.4	11.0%	83.4	9.6%
Other Expense, net	5.7	0.6%	4.6	0.5%

Earnings before Taxes	98.7	10.4%	78.8	9.1%
Income Taxes	33.6	3.5%	26.4	3.0%

Earnings before Minority Interest	65.1	6.9%	52.4	6.0%
Minority Interest, Net of Income Taxes	--	0.0%	0.7	0.1%

Net Earnings	$65.1	6.9%	$51.7	5.9%

Earnings Per Share - Basic	$1.00		$0.75
Weighted Average Basic Common Shares	64,837,361		69,044,901
Earnings Per Share - Diluted	$0.99		$0.74
Weighted Average Diluted Common Shares	65,589,905		69,706,628

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended

	December 2, 2006 (26 Weeks)	December 3, 2005 (27 Weeks)

Net Earnings	$65.1	$51.7

Cash Flows provided by Operating Activities	24.2	65.1
Cash Flows used for Investing Activities	(16.8)	(21.2)
Cash Flows used for Financing Activities	(61.5)	(47.9)
Effect of Exchange Rates	--	(0.7)

Net Decrease in Cash	(54.1)	(4.7)
Cash, Beginning of Year	106.8	154.4

Cash, End of Period	$52.7	$149.7

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 2, 2006	June 3, 2006

	(Unaudited)

Assets
Current assets
Cash and equivalents	$52.7	$106.8
Short-term investments	14.0	15.2
Accounts receivable (net)	197.7	173.2
Inventories	72.3	47.1
Prepaid Expenses and Other	54.2	47.9

Totals	390.9	390.2
Net property and equipment	202.3	203.3
Other assets	74.6	74.5

Total Assets	$667.8	$668.0

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$7.0	$6.5
Current long-term debt	3.0	3.0
Accounts Payable	119.9	112.3
Accrued liabilities	157.4	177.6

Totals	287.3	299.4
Long-term debt	177.4	175.8
Other noncurrent liabilities	56.6	54.2

Total Liabilities	521.3	529.4
Minority Interest	0.2	0.2
Shareholders' equity	146.3	138.4

Total Liabilities and Shareholders' Equity	$667.8	$668.0

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